As filed with the Securities and Exchange Commission on October 3, 1996
Registration No. -


SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

General Re Corporation
(Exact name of Registrant as specified in its charter)

Delaware
6719
06-1026471

(State or other jurisdiction of incor-
poration or organization)
(Primary Standard Industrial
Classification Code Number)

(I.R.S. Employer Identification No.)


695 East Main Street
Stamford, Connecticut 06904
(203) 328-5000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

NATIONAL RE HOLDINGS CORP. 1991 STOCK INCENTIVE PLAN

NATIONAL RE CORPORATION 1995 STOCK INCENTIVE PLAN
(Full titles of the plans)

	Charles F. Barr, Esq.
	Vice President, General Counsel and Secretary
	General Re Corporation
	695 East Main Street
	Stamford, Connecticut  06904
	(203) 328-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
James C. Freund, Esq.
Skadden, Arps, Slate, Meagher & Flom
919 Third Avenue
New York, New York  10022
(212) 735-3000

			CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)
Common Stock, $.50 par value per share

Amount to be Registered (2)
450,000 shares

Proposed Maximum Offering Price Per Share(3)
$142.25

Proposed Maximum Aggregate Offering Price (3)
$64,012,500

Amount of Registration Fee
$19,398




(1)	This Registration Statement also pertains to the associated
preferred stock purchase rights issued pursuant to a Rights
Agreement, dated as of September 11, 1991, between the
Registrant and The Bank of New York, as Rights Agent.
(2)	Plus an indeterminate number of additional shares which
may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of computing the
registration fee and computed in accordance with Rule 457(c) under the Securities Act of 1933, as amended.



	Part II

	INFORMATION REQUIRED IN THE REGISTRATION
STATEMENT



INTRODUCTORY STATEMENT

	Pursuant to the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of July 1, 1996, by and among General Re Corporation, a Delaware corporation ("General Re" or the "Company"), N Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of General Re ("N Acquisition"), and National Re Corporation, a Delaware corporation ("National Re"), National Re will be merged with and into N Acquisition. In connection with the Merger, General Re will assume the obligations under the National Re Holdings Corp. 1991 Stock Incentive Plan and the National Re Corporation 1995 Stock Incentive Plan.

Item 3.		Incorporation of Certain Documents by Reference.

	The following documents previously filed with the Securities and Exchange Commission (the "Commission") by General Re
(Commission file number 1-8026) pursuant to the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Registration Statement:

		(1)	General Re's Annual Report on Form 10-K
for the fiscal year ended December 31, 1995;

		(2)	General Re's 1996 Proxy Statement;

		(3)	General Re's Quarterly Reports on Form 10-Q
for the quarterly periods ended March 31, 1996 and June 30, 1996;

		(4)	General Re's Current Report on Form 8-K,
dated July 19, 1996;

		(5)	The description of capital stock of General
Re, including General Re Common Stock and General Re Preferred Stock Purchase Rights, that is contained in General Re's Form 8-A, dated October 3, 1980, and General Re's Form 8-A, dated
September 18, 1991, filed under the Exchange Act, including all amendments or reports filed for purpose of updating such description;

		(6)	General Re's Registration Statement on
Form S-4, filed with the Commission on August 23, 1996
(Registration No. 333-10731), as amended by Pre-Effective
Amendment No. 1, dated August 27, 1996; and

		(7)	All other documents filed by General Re
pursuant to Section 13(a) or 15(d) of the Exchange Act since
December 31, 1995.

		All documents subsequently filed by General Re pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange
Act after the date of this Registration Statement and, prior to the filing of a post-effective amendment that indicates that the securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or superseded such statement.
Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

		Certain information contained in this Registration Statement summarizes, is based upon or refers to information contained in one or more exhibits to this Registration Statement. Accordingly, the information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

Item 4.		Description of Securities.

		Not applicable.

Item 5.		Interests of Named Experts and Counsel.

		The validity of the General Re Common Stock offered hereby and certain legal matters with respect to the General Re Common Stock will be passed upon for General Re by Charles F. Barr, Esq., Vice President, General Counsel and Secretary of General Re. Mr. Barr is an officer of General Re and beneficially owns 1,528 shares of General Re Common Stock and 129 shares of General Re Series A ESOP Convertible Preferred Stock.

		The consolidated financial statements and schedules of General Re as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, incorporated herein by reference from the General Re Annual
Report on Form 10-K for the fiscal year ended December 31, 1995, have been incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

Item 6.		Indemnification of Directors and Officers.

		Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

		Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which action or suit was brought shall determine upon applicable that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

		Section 145 of the DGCL further provides that to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided by, or granted pursuant to, Section
145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was serving at the request of the corporation as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

		Article V of the General Re By-laws provides, in detail, for the indemnification of directors, officers and employees of General Re to the fullest extent permitted under Section 145 of the DGCL.

		As permitted by the DGCL, the General Re
Certificate contains a provision limiting the liability of directors for breach of fiduciary duty to General Re or its stockholders except for liability (i) for breach of the director's duty of loyalty to General Re or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

		General Re carries policies of insurance which cover the individual directors and officers of General Re and its domestic subsidiaries for legal liability, as provided in the By-laws, and which would pay on behalf of General Re for expenses of indemnification of directors and officers in accordance with the By-laws.

		The General Re Board has approved, and General
Re has entered into, certain indemnification agreements (the "Indemnification Agreements") with its directors and certain of its officers (the "Indemnitee"). In addition, the General Re
Board has authorized General Re to enter into similar agreements with future directors and officers and has declared it the policy of General Re to enter into such agreements.

		Each Indemnification Agreement provides, in effect, that General Re shall indemnify the Indemnitee whenever
General Re is legally permitted to do so. The Indemnitee must be found to have met the relevant standards of conduct to be entitled to indemnification. Each Indemnification Agreement sets forth the specific procedure to be followed in making such determination and provides that General Re is obligated to advance expenses incurred by the Indemnitee in connection with any action as they are incurred and prior to the final adjudication of the action, provided that the Indemnitee undertakes to repay such amounts if it is ultimately determined that he is not entitled to be indemnified for such expenses. The Indemnitee is not entitled to indemnification or advancement of expenses under the Indemnification Agreement with respect to any claim or proceeding brought or made by the Indemnitee against General Re except for claims to enforce the Indemnification Agreement.

		If, pursuant to the Indemnification Agreement or otherwise, General Re is required to make payments in respect of its indemnification obligations in excess of, or not covered by, General Re's officers' and directors' liability insurance, such payments, depending on the amount, could adversely affect General Re.

		Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of General Re pursuant to the foregoing provisions or otherwise, General Re has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of General Re of expenses incurred or paid by directors, officers and controlling persons of General Re in the successful defense of any action, suit or proceeding) is asserted by such directors, officers and controlling persons in connection with the securities being registered, General Re will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.		Exemption from Registration Claimed.

		Not applicable.

Item 8.		Exhibits.

		A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

Item 9.		Undertakings.

		(a)	The undersigned hereby undertakes:

		(1)	To file, during any period in which offers
or sales are being made, a post-effective amendment to this Registration Statement:

		(i)	To include any prospectus required
by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

		(ii)	To reflect in the prospectus any facts or
events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

		(iii)	To include any material information with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

		provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

		(2)	That, for the purpose of determining any
liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

		(3)	To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

		(4)	That, for purposes of determining any
liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

		(5)	Insofar as indemnification for liabilities
arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



	SIGNATURES

		Pursuant to the requirements of the Securities Act of 1933, as amended, General Re Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 3rd day of October, 1996.

				GENERAL RE CORPORATION
				               (Registrant)


				By:  /s/ CHARLES F. BARR
				Name: Charles F. Barr
				Title: Vice President, General Counsel
				and Secretary


		We, the undersigned officers and directors of General Re Corporation, hereby severally constitute Joseph P. Brandon and Charles F. Barr and each of them or any one of them, our true and lawful attorneys, with full power of substitution and resubstitution, with full power to sign for us and in our names, in the capacities indicated below, any and all amendments to this Registration Statement, and generally do all such things in our name and on our behalf in such capacities to enable General Re Corporation to comply with the applicable provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or either of them, or their substitutes, to any and all such amendments.

		Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature
Title
Date





/S/ RONALD E. FERGUSON
Ronald E. Ferguson
Chairman, Chief Executive
Officer and Director
(Principal Executive Officer)
October 3, 1996

/S/ JOSEPH P. BRANDON
Joseph P. Brandon
Vice President and Chief
Financial Officer
(Principal Financial Officer)
October 3, 1996

/S/ ELIZABETH A. MONRAD
Elizabeth A. Monrad

Vice President and Treasurer
(Principal Accounting Officer)
October 3, 1996


Andrew W. Mathieson

Director



David E. McKinney

Director


/S/ STEPHEN A. ROSS
Stephen A. Ross

Director
October 3, 1996

/S/ DONALD J. KIRK
Donald J. Kirk

Director
October 3, 1996


Edward H. Malone

Director


/S/ WALTER M. CABOT
Walter M. Cabot

Director
October 3, 1996

/S/ LUCY WILSON BENSON
Lucy Wilson Benson

Director
October 3, 1996

/S/ WILLIAM C. FERGUSON
William C. Ferguson

Director
October 3, 1996

/S/ KAY KOPLOVITZ
Kay Koplovitz

Director
October 3, 1996

/S/ WALTER F. WILLIAMS
Walter F. Williams
Director
October 3, 1996



EXHIBIT INDEX

Exhibit
Number

Description

Page

3.1
Restated Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for its fiscal year ended December 31, 1987).


3.2
By-laws of the Registrant, as amended and restated (incorporated by reference to Exhibit 3(b) to the Registrant's Current Report on Form 8-K filed with the Commission on February 24, 1995).


4.1
Rights Agreement, dated as of September 11, 1991, between the Registrant and The Bank of New York, as Rights Agent
(incorporated by reference to the Registrant's Form 8-A dated
September 18, 1991).


*5.1
Opinion and Consent of Charles F. Barr, Esq. with respect to the legality of the securities being registered hereby.


*23.1
Consent of Charles F. Barr, Esq. (contained in the opinion in
Exhibit 5.1 above).


*23.2
Consent of Coopers & Lybrand L.L.P.


*24.1
Powers of Attorney (included on the signature page of this Registration Statement).



* Filed Herewith